Exhibit 5.1

GARY CURTIS CANNON
ATTORNEY AT LAW
11497 Tree Hollow Lane
San Diego, CA 92128-5287
_____________________

Telephone (858) 391-9083  Facsimile (858) 391-9084
email: gcannon@GaryCurtisCannonAttorney.com

VIA ELECTRONIC TRANSMISSION

March 25, 2009

Securities and Exchange Commission
100 F Street N.E.
Washington. DC 20549

Re: CryoPort, Inc.

Ladies and Gentlemen:

I refer to the Registration Statement Form S-8 (the Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by CryoPort, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange on March 19, 2009.

I have examined the originals, photocopies, certified copies and or evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents.

Base on my examination mentioned above, I am of the opinion that the securities being registered to be sold pursuant to the Registration Statement is duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Sincerely,

  /s/ Gary C Cannon______________
Gary Curtis Cannon, Attorney at Law